Exhibit 10.6(b)

Lehigh Gas Partners LP 2012 Incentive Award Plan

Award Agreement for Phantom Units

Grantee:

Grant Date:	March 15, 2013

Number of Phantom Units:

1.                                      Grant of Phantom Units.  Lehigh Gas GP LLC, a Delaware limited liability company, the general partner (“General Partner”) of Lehigh Gas Partners LP, a Delaware limited partnership (the “Partnership”), hereby grants to you Phantom Units under the Lehigh Gas Partners LP 2012 Incentive Award Plan, as the same may be amended from time to time (the “Plan”),which are subject to the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this Award Agreement (the “Agreement”). Phantom Units represent a notional Unit granted under the Plan which upon vesting entitles you to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion, and such Phantom Units are not actual Units.    In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control. Capitalized terms used in this Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.  References to “Section” herein, unless otherwise specified, refer to the Sections of this Agreement.

2.                                      Vesting of Phantom Units.

(a)           Vesting Schedule.  The Phantom Units shall be unvested at issuance, and subject to Section 2(b) and Section 4 below, shall become vested and non-forfeitable, provided you have remained in Continuous Service from the Grant Date through each applicable vesting date, in accordance with the following schedule:

Vesting Date	Vesting Percentage
March 15, 2014	33%
March 15, 2015	33%
March 15, 2016	34%

702 W. Hamilton Street, Suite 203 |  Allentown, PA  18101   |   P:  610.625.8000   |   F:  610.841.1978

If on an applicable vesting date the application of the above vesting schedule results in a fractional Phantom Unit being vested, the number of Phantom Units vesting on such date shall be rounded up to the next whole number of Phantom Units.

(b)           Repayment Obligation.  You expressly acknowledge that this Award of Phantom Units is conditioned upon your agreement that, except as may be required by law or a court, administrative agency or administrative tribunal, (a) you shall keep this Award (and the terms and conditions of this Award Agreement) strictly confidential, and (b) you shall not disclose or otherwise divulge information relating to this Award; provided, however, that you may disclose information relating to this Award (and the terms and conditions of this Award Agreement) to your counsel or personal tax advisor.  Notwithstanding any provision of the Plan or this Award Agreement to the contrary, your failure to abide by the foregoing obligations relating to confidentiality and nondisclosure, or your failure to cause your counsel or tax advisor to abide by such obligations to the same extent as you are bound by such obligations, may, in the sole discretion of the Committee, result in forfeiture of all rights granted under this Award Agreement (including Phantom Units, and cash payments with respect to Phantom Units), whether or not vested.  With respect to any Phantom Units that become vested but that are forfeited pursuant to the foregoing provisions of this Section 2(b), (i) no payments or transfers of Units shall be made with respect to such Phantom Units (if payment or transfer with respect to such Phantom Units has not yet been made as of the date the Committee determines that a forfeiture has occurred), and (ii) you shall transfer and/or pay to the Partnership the number of Units you previously received with respect to vested Phantom Units and/or the amount of cash equal to the Fair Market Value of such vested Units on the date of the Transfer Notice (as defined below).  Such repayment or transfer back, as applicable, shall be made by you within ten (10) days following written notice sent by the Committee to you (the “Transfer Notice”) stating that the provisions of this Section 2(b) are applicable to this Award.  You hereby irrevocably grant to the Committee the right to cancel and/or transfer to the Partnership any Units subject to this Section 2(b) to the extent you do not transfer Units to the Company in accordance with this Section 2(b) following the date the Committee sends a Transfer Notice to you.  Without limiting the generality of the foregoing, the Committee may, in its discretion, determine that any repayment or transfer obligation may be satisfied by any other payment or transfer method acceptable to the Committee.

3.                                      Administration.  The Committee shall have the sole and complete discretion to administer, interpret and construe the Plan and this Agreement with respect to a Participant, and to determine any and all questions and issues arising with respect to the Plan and this Agreement.  Any decision of the Committee concerning the Plan or this Agreement shall be final and binding on you.

4.                                      Events Occurring Prior to Full Vesting.

(a)   Death or Disability.  If your Continuous Service terminates as a result of your death or Disability, the unvested Phantom Units then remaining automatically will become fully vested upon such termination of Continuous Service.

(b)   Other Terminations.  If your Continuous Service terminates for any reason other than as provided in Section 4(a), unless otherwise determined by the Committee or its delegate, the Phantom Units then remaining automatically shall be forfeited without payment upon such termination of Continuous Service.

5.                                      Payments.  Subject to Section 8, as soon as reasonably practical and not later than 30 days following the applicable vesting date, the Company shall pay you, with respect to each vested Phantom Unit, one Unit, unless the Committee, in its discretion, elects to pay you an amount of cash equal to the Fair Market Value of a Unit determined on such vesting date.  If more than one Phantom Unit vests at the same time, the Company may pay such vested Phantom Units in any combination of Units and cash as the Company, in its discretion, elects.

6.                                      Limitations upon Transfer. All rights under this Agreement shall belong to you alone and may not be transferred, assigned, pledged, or hypothecated by you in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment, or similar process. Upon any attempt by you to transfer, assign, pledge, hypothecate, or otherwise dispose of such rights contrary to the provisions in this Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

7.                                      Restrictions.  By accepting this grant of Phantom Units, you agree that any Units that you may acquire upon vesting of this award will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. You also agree that (i) the certificates representing the Units acquired under this award may bear such legend or legends as the Committee deems appropriate in order to assure compliance with applicable securities laws, (ii) the Partnership may refuse to register the transfer of the Units acquired under this award on the transfer records of the Partnership if such proposed transfer would in the opinion of counsel satisfactory to the General Partner constitute a violation of any applicable securities law, and (iii) the Partnership may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Units to be acquired under this Agreement.

8.                                      Withholding of Taxes.  If the grant, vesting or payment of a Phantom Unit results in the receipt of compensation by you with respect to which the General Partner or an Affiliate has a tax withholding obligation pursuant to applicable law, the General Partner or an Affiliate shall withhold (or net) such cash and number of unrestricted Units otherwise payable to you as the General Partner or an Affiliate requires to meet its tax withholding obligations under such applicable laws.

9.                                      Binding Effect.  This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Partnership and upon any person lawfully claiming under you.

10.                               Amendment.  The General Partner may amend or terminate the Plan and any instrument hereunder (including this Award Agreement) at any time, in whole or in part, and for any reason; provided, however, that except as otherwise provided with respect to Section 409A matters as provided in Section 13 or to the extent necessary to comply with other applicable laws and regulations (including, without limitation, the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any SEC rule) and to conform the provisions of this Agreement to any changes thereto, no such amendment or termination shall adversely affect the rights of a Participant with respect to Awards granted to the Participant prior to the effective date of such amendment or termination.

11.                               Nature of Payments.  The Phantom Units, and payments made pursuant to the Phantom Units are not a part of salary or compensation paid or payable by the General Partner or its Affiliates for purposes of any other benefit or compensation plan or otherwise.

12.                               Severability.  If a particular provision of the Plan or this Agreement shall be found by final judgment of a court or administrative tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such illegal, invalid or unenforceable provisions shall not affect any other provision of the Plan or this Agreement and the other provisions of the Plan or this Agreement shall remain in full force and effect.

13.                               Section 409A.  It is intended that the Phantom Units shall be either exempt from the provisions of Section 409A of the Code (“Section 409A”) or, to the extent subject to Section 409A, compliant with the requirements of Section 409A.  In the event the Board determines that an Award constitutes deferred compensation subject to Section 409A, or may constitute such deferred compensation absent an amendment to the Plan or Award, the Board may amend or terminate your right to an Award, without your consent, as the Board shall determine in its sole discretion to ensure that such Award remains exempt from Section 409A, or, if the Board so desires, to ensure that such Award complies with Section 409A.  All references in this Agreement to a termination of Continuous Service that results in the payment or vesting of any amounts or benefits that constitute “nonqualified deferred compensation” within the meaning of Section 409A shall mean a “separation from service” (as that term is defined at Section 1.409A-1(h) of the Treasury Regulations under Section 409A).  Notwithstanding anything to the contrary provided for herein, if at the time of the termination of your Continuous Service you are a “specified employee” as defined in subsection (a)(2)(B)(i) of Section 409A, any and all amounts payable under this Agreement in connection with your termination of Continuous Service that constitute a deferral of compensation subject to Section 409A, as determined by the Committee in its sole discretion, and that would (but for this sentence) be payable within six months following such termination of Continuous Service, shall instead be paid on the earlier of the date that follows the date of such termination of Continuous Service by six months or the date of your death.

14.                               Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the Phantom Units granted hereby.  Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect.

15.                               Governing Law.  This grant shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

THE UNDERSIGNED GRANTEE ACKNOWLEDGES RECEIPT OF THIS AWARD AGREEMENT AND THE PLAN, AND, AS AN EXPRESS CONDITION TO THE GRANT OF PHANTOM UNITS HEREUNDER, AGREES TO BE BOUND BY THE TERMS THIS AWARD AGREEMENT AND THE PLAN.

Lehigh Gas GP LLC		Grantee

By:
Name:	Joseph V. Topper, Jr.	Signature:
Title:	Chairman & CEO	Name:
Dated:

Dated: March 22, 2013